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                                                                      EXHIBIT 23





                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Directors
Premier Industrial Corporation:


We consent to incorporation by reference in the registration statement No. 33-25251 on Form S-8 of Premier Industrial Corporation of our reports dated July 21, 1994, relating to the consolidated balance sheets of Premier Industrial Corporation and subsidiaries as of May 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended May 31, 1994, which reports appear in the May 31, 1994 annual report on Form 10-K of Premier Industrial Corporation.





/s/ KPMG PEAT MARWICK
KPMG PEAT MARWICK



Cleveland, Ohio
August 24, 1994